Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated February 25, 2019, except for the effects of the rights offering discussed in Note 17 and the changes to segment profitability metric information disclosed in Note 18, as to which the date is February 25, 2020, and the change in the composition of reportable segments disclosed in Note 7 and Note 18, as to which the date is October 15, 2021 relating to the financial statements and financial statement schedules, which appears in Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-260290) of Hertz Global Holdings, Inc. We also consent to the reference to us under the heading “Experts” in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-260290) incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP
Fort Lauderdale, Florida
November 8, 2021